EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For more information:
November 4, 2015	Contact: Eric Paul Dividend Capital (303) 228-2200

INDUSTRIAL INCOME TRUST COMPLETES SALE TO AN AFFILIATE OF GLOBAL LOGISTIC PROPERTIES

DENVER, CO — November 4, 2015 — Industrial Income Trust Inc. (“IIT” or the “Company”), a leading U.S. industrial real estate investment trust, completed its merger with and into Western Logistics II LLC (“Western Logistics”), an affiliate of Global Logistic Properties Limited (“GLP”), in an all cash transaction valued at approximately US$4.55 billion, subject to certain transaction costs. In connection with the closing, stockholders of IIT are expected to be paid a cash distribution of US$10.56 within five business days as well as a distribution of units of beneficial interest of a liquidating trust as described further below. This distribution consists of: (i) US$10.30 per share in cash to be paid by GLP to stockholders of IIT pursuant to the merger agreement relating to the acquisition; (ii) US$0.26 per share in cash to be funded through net borrowings by subsidiaries of the liquidating trust described below; and (iii) one unit of beneficial interest of the liquidating trust described below per share of IIT common stock held.

Concurrently with the closing of the acquisition, IIT transferred 11 properties that are under development or in the lease-up stage (the “Excluded Properties”) to a liquidating trust (the “Liquidating Trust”) and distributed the units of beneficial interest in the Liquidating Trust to current IIT stockholders, with one unit being distributed for each share held. IIT estimates that an additional approximately US$0.56 net per Liquidating Trust unit will be paid in cash upon consummation of the sales of all of the Excluded Properties (net of certain estimated expenses), based on management’s current estimates of the value of each Excluded Property upon stabilization, the costs to complete the development and leasing of the Excluded Properties, and liquidation expenses. The actual amounts ultimately distributed by the Liquidating Trust will likely differ, perhaps materially, from this estimate based on, among other things, market conditions for sales of the Excluded Properties, the amount of time it takes to complete the liquidation and the potential costs associated with the liquidation. There can be no assurance regarding the amount of cash that ultimately will be distributed to IIT stockholders in connection with the Liquidating Trust or the timing of the liquidation of the Liquidating Trust. The Liquidating Trust intends to sell the Excluded Properties with the goal of maximizing the value of the Excluded Properties for IIT’s stockholders.

About Industrial Income Trust

IIT is a leading U.S. industrial real estate investment trust that has built a national operating platform of high-quality distribution warehouses leased to creditworthy corporate customers. These properties generate revenue for IIT through the rents the corporate customers pay to use the properties in their supply chain. IIT purchased its first property in June 2010. From 2010 through 2013, IIT raised approximately US$2.2 billion of equity capital from investors. Upon completion of the merger transaction, IIT will have achieved its stated investment objectives of providing consistent current income and value creation through active asset management of its properties, culminating in a successful liquidity event for its stockholders.

About Global Logistic Properties (www.glprop.com)

GLP is the leading global provider of modern logistics facilities. GLP develops, owns and manages a 48 million square meters (521 million square feet)1 portfolio of logistics facilities across China, Japan, Brazil and USA that cater to domestic consumption. GLP’s 4,000 customers include some of the world’s most dynamic manufacturers, retailers and third party logistics companies. Fund management is an important and growing part of GLP’s business, providing significant capital to support sustainable long-term growth, while enhancing returns on GLP’s invested capital. GLP’s total portfolio assets are valued at US$33 billion1.

GLP is listed on the Mainboard of Singapore Exchange Securities Trading Limited (SGX stock code: MC0.SI; Reuters ticker: GLPL.SI; Bloomberg ticker: GLP SP).

GLP Investor Relations * Media Contact:

Ambika Goel, CFA

SVP-Capital Markets and Investor Relations

Tel: +65 6643 6372

Email: agoel@glprop.com

1 Pro-forma figures based on GLP’s reported financials as of September 30, 2015.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform of 1995. These forward-looking statements generally can be identified by use of statements that include words such as “intend,” “plan,” “may,” “should,” “could,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of IIT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may include, but are not limited to, the following: (i) the actual distributions to be received by stockholders from the Liquidating Entity, if any, the timing of such distributions and the market prices for the Excluded Properties at the time of any sales by the Liquidating Entity, including costs related thereto; (ii) the outcome of any legal proceedings that may be instituted against IIT and others related to the merger agreement; (iii) changes in economic cycles; and (iv) competition within the real estate industry.

In addition, these forward-looking statements reflect IIT’s views as of the date on which such statements were made. IIT anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing IIT’s views as of any date subsequent to the date hereof. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by IIT or any other person that the results or conditions described in such statements or the objectives and plans of IIT will be achieved. IIT expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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